Exhibit 5.8

Our ref      MLL/609668/311368/v2

Your ref

City Telecom (H.K.) Limited 13-16th Floors Trans Asia Centre 18 Kin Hong Street Kwai Chung Hong Kong	Direct: Mobile: E-mail:	+852 2971 3032 +852 9027 8032 maylin.low@maplesandcalder.com

12 May 2005

Dear Sir

Credibility Holdings Limited (the “Company”)

We have acted as counsel as to British Virgin Islands law to City Telecom (H.K.) Limited (“City Telecom”) in connection with the offer to exchange (the “Exchange Offer”) up to US$125,000,000 aggregate principal amount of City Telecom’s registered 8.75% Senior Notes due 2015 (the “Exchange Notes”) for an equal principal amount of City Telecom’s outstanding 8.75% Senior Notes due 2015 (the “Private Notes”) that City Telecom issued pursuant to the Indenture dated 20 January 2005. The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) jointly and severally, on a senior unsecured basis by all of City Telecom’s existing and future subsidiaries (other than, as of the issue date of the Private Notes and Exchange Notes, CTI Guangzhou Customer Services Co. Limited and, subsequently, any other subsidiary prohibited by applicable law, regulation or order from issuing a guarantee of the Private Notes and Exchange Notes). Terms used herein have the same meanings given in the Registration Statement unless otherwise defined herein.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The minutes of the meeting of the Board of Directors of the Company held on 11 January 2005 (the “Resolutions”);

1.2	A certificate of incumbency dated 11 May 2005, issued by Offshore Incorporations Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the “Registered Agent’s Certificate”);

Credibility Holdings Limited

1.3	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 9 March 2005 including:

1.3.1	the Company’s Certificate of Incorporation;

1.3.2	the Company’s Memorandum and Articles of Association;

1.3.3	the records of proceedings on file with and available for inspection on 9 March 2005 at the British Virgin Islands High Court Registry (the “High Court Registry”);

1.4	A certificate from a Director of the Company a copy of which is annexed hereto as Annexure B (the “Director’s Certificate”); and

1.5	The registration statement on Form F-4 and Form S-4 relating to the Exchange Offer (the “Registration Statement”).

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Registration Statement has been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of British Virgin Islands law) in accordance with all relevant laws (other than the laws of the British Virgin Islands).

2.2	The Registration Statement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

2.3	The choice of laws of the State of New York as the governing law of the Registration Statement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The accuracy and completeness of all factual representations expressed or implied by the documents we have examined.

2.7	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

Credibility Holdings Limited

2.8	The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, deliver and perform their respective obligations under the Registration Statement.

2.9	The Resolutions remain in full force and effect.

2.10	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

2.11	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a limited liability company duly incorporated under the British Virgin Islands International Business Companies Act, 1984 (as amended) (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Registration Statement.

3.3	The Exchange Notes have been duly authorised by all necessary corporate action on the part of the Company.

3.4	The Subsidiary Guarantees of the Exchange Notes (the “Exchange Guarantees”) of the Company have been duly authorised by all necessary corporate action on the part of the Company, and when the Registration Statement has become effective under the U.S. Securities Act of 1933 and the Exchange Guarantees of the Company are delivered in accordance with the terms of the Exchange Offer in exchange for the Subsidiary Guarantees of the Private Notes, the Exchange Guarantees of the Company will have been validly executed, issued and delivered.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the Registration Statement is of a type which the courts of the British Virgin Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

Credibility Holdings Limited

4.1.3	some claims may become barred under the statutes of limitation or may be or become subject to defenses of set-off, counterclaim, estoppel and similar defenses;

4.1.4	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

4.1.5	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment;

4.1.6	obligations to make payments that may be regarded as penalties will not be enforceable;

4.1.7	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Registration Statement in matters where they determine that such proceedings may be tried in a more appropriate forum; and

4.1.8	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Registration Statement whereby the Company covenants not to exercise powers specifically given to its shareholders by the Act.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.4	A certificate, determination, calculation or designation of any party to the Registration Statement as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.5	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	We make no comment with regard to the references to foreign statutes in the Registration Statement.

4.7	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands that are in force on the date of this opinion.

4.8	We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties, and make no comment with regard to the representations that may be made by the Company.

Credibility Holdings Limited

We hereby consent to the filing of this opinion as Exhibit 5.8 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully

MAPLES and CALDER

“Annexure A”

CERTIFICATE OF INCUMBENCY

OF

CREDIBILITY HOLDINGS LIMITED

(the “Company”)

We, Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, being the duly appointed Registered Agent of CREDIBILITY HOLDINGS LIMITED (the “Company”), an International Business Company incorporated in the British Virgin lslands on 18 December 1998 with IBC Number 304015, to the best of our knowledge and according to our records, hereby certify the following:

(1)	The Company is in Good Legal Standing in the British Virgin Islands.

(2)	The Registered Office of the Company is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(3)	That as far as can be determined from the documents retained at the Registered Office of the Company:

(i)	The current directors are:

Name	Date Appointed
WONG WAI KAY	07 January 1999
CHEUNG CHI KIN, PAUL	07 January 1999
CHONG KIN CHUN	07 January 1999
FUNG SO MUI	07 January 1999
SIO VENG KUAN, CORINNA	07 January 1999

(ii)	The current shareholder is:

Name	No. of Share Held
CITY TELECOM (H.K.) LIMITED	1

(iii)	The current secretary is:

Name	Date Appointed
LEUNG EVA	01 June 2001

(iv)	The authorised capital of the Company is USD50,000.00.

(v)	The Company does not maintain a Register of Mortgages, Charges and Encumbrances at its Registered Office.

Signed on 11 May 2005 For and on behalf of Offshore Incorporations Limited

“Annexure B”

Credibility Holdings Limited

Offshore Incorporations Limited

P.O. Box 957

Road Town, Tortola, British Virgin Islands

12 May 2005

To:	Maples and Calder
Sea Meadow House
PO Box 173
Road Town
Tortola
British Virgin Islands

Dear Sirs

Credibility Holdings Limited (the “Company”)

I, Wong Wai Kay, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of British Virgin Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 18 December 1998 remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Registration Statement.

3	The minutes of the meeting of the board of directors held on 11 January 2005 (the “Meeting”) at which the transaction documents in relation to the issuance of the Private Notes and/or Exchange Notes were approved are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under British Virgin lslands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement.

5	The resolutions set forth in the minutes of the Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The directors of the Company at the date of the Meeting and at the date hereof were and are as follows:

WONG Wai Kay

CHEUNG Chi Kin, Paul

CHONG Kin Chun

FUNG So Mui

SIO Veng Kuan, Corinna

2

Credibility Holdings Limited

7	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the registered agent’s certificate of incumbency were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

8	Prior to, at the time of, and immediately following execution of the Registration Statement the Company was able to pay its debts as they fell due and entered into the Registration Statement for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

9	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Mr Barry Mitchell) to the contrary.

Signature: